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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                    STEWART INFORMATION SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)


               DELAWARE                                74-1677330
(State of Incorporation or organization)    (I.R.S. Employer Identification No.)


        1980 POST OAK BOULEVARD                         77056
            HOUSTON, TEXAS                            (Zip Code)
(Address of principal executive offices)

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A.

        Securities to be registered pursuant to Section 12(b) of the Act:


           Title of Each Class              Name of Each Exchange on Which
           to be so Registered              Each Class is to be Registered
           -------------------              ------------------------------

      COMMON STOCK, $1.00 PAR VALUE             NEW YORK STOCK EXCHANGE



        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE



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         Stewart Information Services Corporation (the "Company") hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Item 1 is hereby amended and restated as follows:

GENERAL

         Stewart Information Services Corporation (the "Company") has two classes of capital stock authorized, consisting of 30,000,000 shares of Common Stock, $1 par value (the "Common Stock"), and 1,500,000 shares of Class B Common Stock, $1 par value (the "Class B Common Stock"), of which 14,177,137 and 1,050,012 shares, respectively, were issued and outstanding at March 31, 2001. The shares of each class of stock outstanding are fully paid and nonassessable. In all respects not specifically described below, the rights, qualifications and limitations of the Common Stock and the Class B Common stock are the same.

PREEMPTIVE RIGHTS

         The holders of the Common Stock and Class B Common Stock do not have preemptive or other rights to subscribe for additional shares of capital stock of the Company or any security convertible into such shares.

DIVIDEND RIGHTS AND RESTRICTIONS

         The holders of the Common Stock and the Class B Common Stock are entitled to share equally, share for share, in all dividends declared by the Board of Directors, except that no cash dividends may be declared or paid on the Class B Common Stock. Stock dividends, if any, must be paid on each class of stock equally in shares of the particular class. Dividends in property other than cash or stock of the Company must be paid on each class of stock equally.

         The amount of dividends payable to the Company by Stewart Title Guaranty Company, which is the principal source from which the Company pays dividends to its stockholders, is restricted under Texas insurance law.

LIQUIDATION RIGHTS

         In the event of liquidation and dissolution of the Company, the holders of the Common Stock and the Class B Common Stock are entitled to share ratably in the distribution of all assets of the Company remaining after the payment of debts and expenses.


VOTING RIGHTS

         Each holder of Common Stock or Class B Common Stock is entitled to one vote for each share of stock on all matters voted on by the stockholders of the Company, except that as long as 400,000 or more shares of Class B Common Stock are issued and outstanding, at each election of directors the Common Stock and the Class B Common Stock are voted as separate classes. In the election of directors, the holders of Common Stock have cumulative voting rights. The holders of the Class B Common Stock do not have cumulative voting rights. On all other matters, the Common Stock and the Class B Common Stock are voted as a single class.

         So long as 700,000 or more shares of Class B Common Stock are outstanding, the holders of the Common Stock are entitled to elect five of the nine directors of the Company and the holders of the Class B Common Stock are entitled to elect the remaining four of the nine directors. In the event that the number of issued and outstanding shares of Class B Common Stock is less than 700,000 but more than 400,000, the number of directors to be so elected by the holders of the Common Stock will be six and the number to be elected by the holders of the Class B Common Stock will be three. In the event that the number of issued and outstanding shares of Class B Common Stock falls below 400,000, the Common Stock and the Class B Common Stock will be voted as a single class upon all matters, including the election of directors, and the holders of each class of stock will have cumulative voting rights.

         Any change in the Company's Certificate of Incorporation that affects the Common Stock and the Class B Common Stock unequally requires the affirmative vote of at least a majority of the outstanding shares of each class, voting as a class.

         Pursuant to the Company's By-Laws, six of the nine members of the Board of Directors constitute a quorum, and the vote of six directors is required to constitute an act by the Board of Directors. Accordingly, the affirmative vote of at least one of the directors elected by the holders of the Class B Common Stock is required for any action to be taken by the Board of Directors. The foregoing provision of the Company's By-Laws may not be amended or repealed without the affirmative vote of at least a majority of the outstanding shares of each class of the Company's capital stock, voting as a separate class.

         The voting rights of the holders of the Class B Common Stock may have the effect of rendering more difficult or discouraging unsolicited tender offers, merger proposals, proxy contests or other takeover proposals to acquire control of the Company. To the extent that



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such voting rights have such effect, the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management of the Company may be more difficult. Furthermore, such voting rights could make the accomplishment of a business combination transaction involving the Company more difficult even if such transaction were favorable to the interests of a majority of the stockholders of the Company. Thus, the holders of the Class B Common Stock may possess a veto power over such business combination transactions regardless of whether such transactions might be desired by or be beneficial to a majority of the stockholders of the Company and thereby assist incumbent management in retaining their present positions with the Company.

CONVERSION AND RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK

         Each share of Class B Common Stock is convertible, at any time, into one share of Common Stock. In the event of any transfer, upon death or otherwise, of any share of Class B Common Stock to any person or entity other than a "qualified holder", such share of Class B Common Stock shall thereupon be automatically converted into a share of Common Stock. A qualified holder is defined in the Company's Restated Certificate of Incorporation as (i) a lineal descendant of William H. Stewart (a common ancestor of Carloss Morris and Stewart Morris), (ii) a spouse of any such descendant or (iii) a personal representative, trustee or custodian for the benefit of any such spouse or descendant. A partnership shall be deemed to be a qualified holder if each of its partners is a qualified holder; a corporation shall be deemed to be a qualified holder if each holder of its capital stock is a qualified holder; and a trust shall be deemed to be a qualified holder if each beneficiary is a qualified holder.

         The holders of the Class B Common Stock have entered into an agreement intended to maintain an equal ownership of shares of Common Stock and Class B Common Stock by Carloss Morris and Malcolm Morris, collectively, and by Stewart Morris and Stewart Morris, Jr. collectively. Such agreement also provides for rights of first refusal with respect to the Class B Common Stock among themselves in the event of the death, voluntary or involuntary disposition of the shares of Class B Common Stock and upon certain other specified conditions. In addition, the agreement provides that the parties will not sell their Class B Common Stock or convert their Class B Common Stock into Common Stock prior to January 2005.

TRANSFER AGENT

         The Transfer Agent and Registrar for the Common Stock is Mellon Investor Services LLC, 600 North Pearl Street, Suite 1010, Dallas, Texas 75201.





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ITEM 2. EXHIBITS

         The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

                  1. Restated Certificate of Incorporation as amended March 19, 2001 (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated by reference herein).

                  2.       Bylaws, as amended March 13, 2000 (filed as Exhibit
                           3.2 to the Company's Annual Report for the year ended December 31, 2000, and incorporated by reference herein).







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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               STEWART INFORMATION SERVICES
                                                    CORPORATION


                                               By: /s/ Max Crisp
                                                   ---------------------------
                                                       Max Crisp
                                                   Vice President-Finance




Dated: May 30, 2001






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